EXHIBIT 10.2

SPECIAL EXECUTIVE RETENTION
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR JOHN BABCOCK

Granted by

PEAPACK-GLADSTONE FINANCIAL CORPORATION

under the

PEAPACK-GLADSTONE FINANCIAL CORPORATION
2025 LONG-TERM INCENTIVE PLAN

This Special Executive Retention Performance Restricted Stock Unit Award Agreement (this “Agreement”) is hereby entered into by and between Peapack-Gladstone Financial Corporation (the “Corporation”) and John Babcock, Senior Executive Vice President of the Corporation and President of Private Wealth Management (the “Participant”). The purpose of this Agreement is for the multi-year retention of a top executive of the Corporation and to reinforce focus on performance (including Stock price performance). Vesting only occurs on the December 31, 2028 cliff-vest date (the “Vesting Date”), and in-line with Stock price performance metrics met over the course of the term.

This Agreement is subject to the provisions of the Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan, as amended (the “Plan”) which are incorporated herein by reference and made a part hereof.  A copy of the Plan and accompanying prospectus have been provided or made available to the Participant.  The Participant hereby accepts the performance-based Restricted Stock Units (the “Performance RSU Awards” or the “Award”) pursuant to this Agreement, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Compensation Committee of the Board of Directors of the Corporation (“Committee”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Date of Grant. This Award is made as of the date set forth on Exhibit B.

2.
Total Number of Performance RSU Awards (at Target level).  The Corporation hereby grants the Participant 32,000 Restricted Stock Units, at Target level.  The Award shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan.

The number of shares of Corporation common stock (“Shares”) covered by the Award to be issued may increase or decrease depending on whether and the extent to which the performance conditions are satisfied as set forth in Exhibit A.

3.
Performance Restricted Stock Units.

The Performance RSU Awards are Restricted Stock Units denominated in Shares, except that no Shares are actually awarded to the Participant on the date of grant.  Rather, the Performance RSU Awards will be settled in Shares upon the satisfaction of the terms and conditions of this Agreement and the Plan.  Each Performance RSU Award granted represents the right to receive one Share on the Vesting Date (as defined below) in accordance with this Agreement and the Plan.

4.
Performance Goal(s)/Vesting Schedule.  Except as otherwise provided in this Agreement, the number of Performance RSU Awards earned at the end of the each measurement period (referred to herein as the “Performance Period”), set forth on Exhibit A, is based on the level of achievement of the performance goal(s) set forth in this Agreement.  Each Performance Period for the Performance RSU Awards is the period, commencing on the date  and ending on the date set forth in Exhibit A.  The determination date for purposes of determining the level of achievement satisfied during each Performance Period will be no later than March 15 of the calendar year immediately following the end of the applicable Performance Period (or as soon thereafter during the year following the Performance Period as achievement or non-achievement of the performance measure can be determined).

In order to vest in the Performance RSU Awards: (i) the Committee must certify in writing the level at which the performance measure was achieved; and (ii) the Participant must be employed on the Vesting Date, unless the Performance RSU Awards vest and are earned prior to the Vesting Date pursuant to Sections 7 or 9 of this Agreement.

The performance measures for the Performance RSU Awards are set forth in Exhibit A.

5.	Terms and Conditions.
5.1	Dividend Equivalent Rights. Dividend Equivalent Rights will not be paid on the Performance RSU Awards.
5.2	Voting Rights. The Participant will have no voting right with respect to any Performance RSU Awards granted hereunder.
6.
Delivery of Shares.

Subject to Sections 7, 8, 9, 10.7 and 10.9, as soon as practicable, but no later than 30 days, after the Vesting Date (the “Payment Date”), the Corporation shall, if applicable, issue the Shares that correspond to the vested Performance RSU Awards to the Participant either via a stock certificate or in bookkeeping entry account with the Corporation’s stock transfer agent.

Delivery of Shares under this Agreement will comply with all applicable laws (including, the requirements of the Exchange Act), and the applicable requirements of any securities exchange or similar entity.

7.	Change in Control.
7.1	Accelerated Vesting and Settlement. On or immediately prior to the effective date of the Change in Control, the Performance RSU Awards will vest and be settled as set forth on Exhibit A.

7.2
Change in Control Defined. A “Change in Control” will be deemed to have occurred as defined in accordance with the Plan, provided, however, that to the extent necessary to comply with Section 409A of the Code, a “Change in Control will not be deemed to occur unless the transaction constitutes a “change in control” pursuant to Section 409A of the Code.

8.	Adjustment Provisions. The Performance RSU Awards may be adjusted equitably in accordance with certain applicable provisions of the Plan, including Section 3.4 thereof.

9.	Effect of Termination of Service on Performance Award. The Performance RSU Awards will vest as follows:

(i)
Death.  In the event of the Participant’s termination of Service by reason of the Participant’s death prior to the completion of the first Performance Period, the Performance RSU Awards will vest and be settled at the Target level.  In the event of the Participant’s termination of service by reason of death after the completion of one or more Performance Periods, but prior to the Vesting Date, the Performance RSU Awards will vest and be settled based on the actual level of performance achieved during the completed Performance Periods and at Target for any uncompleted Performance Periods.  In either case, the underlying Shares will be issued to the Participant’s beneficiary or estate as soon as practicable, but no later than 30 days, after the termination of Service.

(ii)
Disability.  In the event of the Participant’s termination of Service by reason of Disability prior to the completion of the first Performance Period, the Performance RSU Awards will vest and be settled at the Target level.  In the event of the Participant’s termination of service by reason of Disability after the completion of one or more Performance Periods, but prior to the Vesting Date, the Performance RSU Awards will vest and be settled based on the actual level of performance achieved during the completed Performance Periods and at Target for any uncompleted Performance Periods.  In either case, the underlying Shares will be issued to the Participant as soon as practicable, but no later than 30 days, after the termination of Service.

(iii)
Termination without Cause or Resignation for Good Reason.  In the event of the Participant’s Involuntary Termination prior to the completion of the first Performance Period, the Performance RSU Awards will vest and be settled at the Target level.  In the event of the Participant’s Involuntary Termination after the completion of one or more Performance Periods, but prior to the Vesting Date, the Performance RSU Awards will vest and be settled based on the actual level of performance achieved during the completed Performance Periods and at Target for any uncompleted Performance Periods.  In either case, the underlying Shares will be issued to the Participant as soon as practicable, but no later than 30 days, after the termination of Service.

(iv)
Retirement.  In the event of the Participant’s termination of Service by reason of Retirement prior to the Vesting Date, all Performance RSU Awards granted to the Participant hereunder will expire and be forfeited. The Performance RSU Awards granted pursuant to this Agreement are explicitly exempt from and shall not be altered or affected by the Participant’s Retirement Transition Agreement, including any amendments thereto.

(v)	Termination for Cause. If the Participant’s Service has been terminated for Cause, all Performance RSU Awards granted to the Participant hereunder will expire and be forfeited.
(vi)
Other Termination.  If the Participant terminates Service for any reason other than due to Involuntary Termination, death or Disability or following a Change in Control, all Performance RSU Awards granted to the Participant hereunder will expire and be forfeited.

10.	Miscellaneous.
10.1
No Performance RSU Awards will confer upon the Participant any rights as a stockholder of the Corporation prior to the date on which the individual fulfills all conditions for receipt of such rights and Shares are transferred to the Participant.

10.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Corporation and the Participant.
10.3	The Performance RSU Awards are not transferable.
10.4	The Performance RSU Awards will be governed by and construed in accordance with the laws of the State of New Jersey.
10.5
The Performance RSU Awards are subject to all laws, regulations and orders of any governmental authority that may be applicable thereto and, notwithstanding any of the provisions hereof, the Corporation will not be obligated to issue any Shares hereunder if the issuance of such Shares would constitute a violation of any law, regulation or order or any provision thereof.

10.6	The granting of the Performance RSU Awards does not confer upon the Participant any right to be retained in the employ of, or as a service provider to, the Corporation or any subsidiary.
10.7
Subject to written consent by the Committee, the Participant shall have the right to direct the Corporation (or an affiliate of the Corporation) to collect federal, state and local income taxes and the employee portion of FICA taxes (Social Security and Medicare) with respect to any Performance RSU Award in accordance with the Plan.  Notwithstanding the foregoing, the Corporation shall have the right to require the Participant to pay the Corporation (or an affiliate of the Corporation) the amount of any tax that the Corporation (or an affiliate of the Corporation) is required to withhold with respect to the settlement of the Performance RSU Awards or sell without notice, a sufficient number of Shares received upon settlement of the Performance RSU Awards to cover the maximum amount required to be withheld under applicable law.

10.8	To the extent any provision of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control.
10.9
Notwithstanding any provision to the contrary and solely to the extent necessary to comply with Section 409A of the Code, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and any distribution of Shares with respect to the Performance RSU Awards are payable due to the Participant’s “separation from service” within the meaning of Section 409A of the Code (hereinafter, referred to as a “Separation from Service”), no payment or distribution of Shares with respect to the Performance RSU Awards shall be made within with the first six months following the Participant’s Separation from Service.  Rather, such payment or distribution of Shares shall be made on the first day of the seventh month following the Participant’s Separation from Service.

[Signature Page Follows on Exhibit B]

EXHIBIT A

(a)	Performance Periods and Target Performance RSU Awards:

50% of Target Performance RSU Awards based on Stock Price:
Performance Period	Dates	Performance RSU Awards at Threshold	Performance RSU Awards at Target	Performance RSU Awards at Super Maximum
Year 1	January 1, 2026 - December 31, 2026	2,666.5	5,333	13,332.5
Year 2	January 1, 2027 - December 31, 2027	2,666.5	5,333	13,332.5
Year 3	January 1, 2028 - December 31, 2028	2,667	5,334	13,335
TOTAL		8,000	16,000	40,000

30% of Target Performance RSU Awards based on Assets Under Administration/Management (“AUA/AUM”)
Performance Period	Dates	Performance RSU Awards at Threshold	Performance RSU Awards at Target	Performance RSU Awards at Super Maximum
Year 1	January 1, 2026 - December 31, 2026	1,600	3,200	8,000
Year 2	January 1, 2027 - December 31, 2027	1,600	3,200	8,000
Year 3	January 1, 2028 - December 31, 2028	1,600	3,200	8,000
TOTAL		4,800	9,600	24,000

20% of Target Performance RSU Awards based on Net Direct Margin of the Wealth Division (“Margin”)
Performance Period	Dates	Performance RSU Awards at Threshold	Performance RSU Awards at Target	Performance RSU Awards at Super Maximum
Year 1	January 1, 2026 - December 31, 2026	1,066.5	2,133	5,332.5
Year 2	January 1, 2027 - December 31, 2027	1,066.5	2,133	5,332.5
Year 3	January 1, 2028 - December 31, 2028	1,067	2,134	5,335
TOTAL		3,200	6,400	16,000

If Performance RSU Awards are not earned by the end of the Performance Period up to the Super Maximum for each Performance Period, the number of Performance RSU Awards not earned shall remain available to be earned in the subsequent Performance Period(s).

(b)	Performance Measures:

a)	50% of performance will be measured based on a Stock price comparison to a December 2025 Base Price (defined as the 30-day average on December 31, 2025), as follows:

I.	Stock price up at least 20% when compared to the December 2025 Base Price (but minimum price of $37.00) to earn at “threshold” (25% of total Performance RSU Awards at Target (i.e., 50% x 50% = 25%).

II.	Stock price up at least 25% when compared to the December 2025 Base Price (but minimum price of $38.50 to earn at “threshold plus” (37.5% of total Performance RSU Awards at Target).

III.	Stock price up at least 30% when compared to the December 2025 Base Price (but minimum price of $40.00) to earn at “target” (50% of total Performance RSU Awards at Target).

IV.	Stock price up at least 40% when compared to the December 2025 Base Price (but minimum price of $42.50) to earn at “target plus” (75% of total Performance RSU Awards available at Target).

V.	Stock price up at least 50% when compared to the December 2025 Base Price (but minimum price of $45.00) to earn at “maximum” (100% of total Performance RSU Awards available at Target).

VI.	Stock price up at least 60% when compared to the December 2025 Base Price (but minimum price of $50.00) to earn at “super maximum” (125% of total Performance RSU Awards available).

VII.	If the Stock price increase is below 20% growth OR below $37 per share at the end of any Performance Period, nothing is earned with respect to this metric for that Performance Period.

VIII.	If Stock price increase is in-between percentages/minimum prices above, the calculation will be interpolated, based on pro-rata achievement to the next level of achievement.

IX.
The Stock price utilized for this performance measurement would be based on the 30-day average of the Stock price, as reported on NASDAQ, during the 30-day period prior to and including the end of each Performance Period (December 31, 2026, December 31, 2027 and December 31, 2028).

X.	If the Stock price is below $37 at the end of any Performance Period, nothing is earned with respect to this metric for that Performance Period.

XI.	If Stock price increase is in-between percentages/minimum prices above, the calculation will be interpolated, based on pro-rata achievement to the next level of achievement.

b)	30% of performance will be measured based on Assets Under Administration/Management (“AUA/AUM”), as follows:

I.	AUA/AUM at least $17 billion to earn at “Threshold” (15% of total Performance RSU Awards available at Target (i.e. 50% x 30% = 15%))

II.	AUA/AUM at least $17.5 billion to earn at “Threshold Plus” (22.5% of total Performance RSU Awards available at Target).

III.	AUA/AUM at least $18 billion to earn at “Target” (30% of total Performance RSU Awards at Target).

IV.	AUA/AUM at least $18.5 billion to earn at “Target Plus” (45% of total Performance RSU Awards available at Target).

V.	AUA/AUM at least $19 billion to earn at “Maximum” (60% of total Performance RSU Awards at Target).

VI.	AUA/AUM at least $19 billion to earn at “Super Maximum” (75% of total Performance RSU Awards available at Target).

VII.	If AUA/AUM is below $17 billion at the end of any Performance Period, nothing is earned with respect to this metric for that Performance Period.

VIII.	If AUA/AUM is in between amounts above, the calculation will be interpolated, based on pro-rata achievement to the next level of achievement.

c)	20% of performance will be measured based on Net Direct Margin of the Wealth Division (“Margin”), as follows:

I.	Margin at least 33% to vest at “Threshold” (10% of total Performance RSU Awards available at Target, (i.e. 50% x 20% = 10%)).

II.	Margin at least 34% to vest at “Threshold Plus” (15% of total Performance RSU Awards available at Target).

III.	Margin at least 35% to vest at “Target” (20% of total Performance RSU Awards available at Target).

IV.	Margin at least 36% to vest at “Target Plus” (30% of total Performance RSU Awards available at Target).

V.	Margin at least 37% to vest at “Maximum” (40% of total Performance RSU Awards available at Target).

VI.	Margin at least 39% to vest at “Super Maximum” (50% of total Performance RSU Awards available at Target).

VII.	If Margin is below 33% at the end of any Performance Period, nothing is earned with respect to this metric for that Performance Period.

VIII.
“Margin” utilized for the purposes of this performance measurement equals the direct revenue of the wealth management division less direct expenses of the wealth management division as a percentage of total direct revenue of the wealth management division.

IX.	If Margin is in between amounts above, the calculation will be interpolated, based on pro-rata achievement to the next level of achievement.

(c)
Additional Provisions:

The Participant must be employed (as a full-time employee of the Corporation) on the Vesting Date (December 31, 2028) in order to vest. (If the actual date of separation from the Corporation (unless by death, Disability, Involuntary Termination, or following a Change-in-Control) is before the Vesting Date, vesting does not occur. Participant, however, can announce retirement before the Vesting Date, but the retirement date must be after the Vesting Date for the Performance RSU Awards under this Agreement to vest).

The Performance RSU Awards granted under this Agreement are specifically excluded from the Participant’s Retirement Transition Agreement, as amended.

(d)	Change in Control:

In the event of a Change in Control, the Performance RSU Awards will vest and be settled on or immediately prior to, the effective time of the Change in Control, as follows:

•
with respect to RSU Performance Awards subject to Stock price performance, at the actual level of achievement based on the per share value of the merger consideration to be exchanged for each share of Stock measured as of the effective date of the definitive agreement providing for the transaction that will result in the Change in Control; and

•
with respect to RSU Performance Awards subject to AUA/AUM and Margin performance, at the actual level of achievement based on the higher of the latest quarter-end or year-end period, or at Target (if greater); provided that the level of achievement should be adjusted pro-rata compared to the percentage of the total three-year period completed at the date that the level of achievement is determined (with December 31, 2025, as the base for determining the appropriate percentage adjustment with respect to performance measures).

EXHIBIT B

1.	Name of Participant. John Babcock

2.	Date of Grant . February 10, 2026

3.	Total Number of Performance RSU Awards (at Target level). 32,000

The number of Shares covered by the Performance RSU Award to be issued may increase or decrease depending on whether the performance conditions are satisfied as set forth in Exhibit A.

IN WITNESS WHEREOF, the Corporation has caused this Special Executive Retention Performance Restricted Stock Unit Award Agreement to be executed in its name and on its behalf as of the date of grant of this award set forth above.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

  /s/ F. Duffield Meyercord
By: F. Duffield Meyercord
Its:  Chairman of the Board of Directors

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Awards and agrees to the terms and conditions hereof, including the terms and provisions of the 2025 Long-Term Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Plan and related prospectus.

PARTICIPANT

Date  February 10, 2026                                   /s/ John Babcock
John Babcock